
Driveway
Parking Lot
Colony Dr
Webber Cir
Ridgeway Ave
Olde Erie Trl
Amberwood Pl
County Hwy 136
County Hwy 111
Unnamed Street
390
Conrail
Indigo Creek Dr
Erie Canal Dr
Canal Landing Blvd
Bellwood Dr
Pond
Marina Dr
Longleaf Blvd
Elton Ave
Mule Path Cir
Pinewild Dr
Ryall Ave
Long Pond Rd
Porter Ave
Hurd Ave
Pomona St
Lexington Ave
Nisa Ln
Kerr Ave

PERFORMANCE TECHNOLOGIES, INCORPORATED

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John M. Slusser and Dorrance W. Lamb, or either of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of Performance Technologies, Incorporated (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at the Company's headquarters, located at 205 Indigo Creek Drive, Rochester, New York on Thursday, May 20, 2010 at 10:00 a.m., local time, and at any adjournment or adjournments thereof:

(Continued and to be signed on the reverse side)